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                                                                  EXHIBIT (8)(B)

                   WACHTELL, LIPTON, ROSEN & KATZ TAX OPINION

                               September 30, 1997

SIGNET BANKING CORPORATION
7 North Eighth Street
Richmond, Virginia 23219

Ladies/Gentlemen:

     We have acted as special counsel to Signet Banking Corporation, a Virginia corporation ("Signet"), in connection with the proposed merger (the "Corporate Merger") of Signet with and into First Union Corporation, a North Carolina corporation ("FUNC"), upon the terms and conditions set forth in the Agreement and Plan of Merger dated as of July 18, 1997, by and among Signet, Signet Bank, a Virginia commercial bank, FUNC and First Union National Bank, a national banking association (the "Agreement"). At your request, in connection with the filing of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Corporate Merger (the "Registration Statement"), we are rendering our opinion concerning certain federal income tax consequences of the Corporate Merger.

     For purposes of the opinion set forth below, we have relied, with the consent of Signet and the consent of FUNC, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Signet and FUNC (copies of which are attached hereto and which are incorporated herein by reference), and have assumed that such certificates will be complete and accurate as of the Effective Time. We have also relied upon the accuracy of the Registration Statement and the Proxy Statement/Prospectus included therein (together, the "Proxy Statement"). Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement or the appendices thereto (including the Agreement).

     We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement and that the Corporate Merger will qualify as a statutory merger under the applicable laws of the Commonwealth of Virginia and the State of North Carolina.

     Based upon and subject to the foregoing, it is our opinion that, under currently applicable United States federal income tax law:

          (i) No gain or loss will be recognized for federal income tax purposes by Signet stockholders upon the exchange in the Corporate Merger of shares of Signet Common Stock solely for FUNC Common Shares (except with respect to cash received in lieu of a fractional share interest in FUNC Common Stock deemed received);

          (ii) The basis of FUNC Common Shares received in the Corporate Merger by Signet stockholders (including the basis of any fractional share interest in FUNC Common Stock deemed received) will be the same as the basis of the shares of Signet Common Stock surrendered in exchange therefor;

          (iii) The holding period of the FUNC Common Shares received in the Corporate Merger by a Signet stockholder (including the holding period of any fractional share interest in FUNC Common Stock) will include the holding period of the shares of Signet Common Stock surrendered in exchange therefor, provided such shares of Signet Common Stock were held as capital assets at the Effective Time; and

          (iv) Cash received by a holder of Signet Common Stock in lieu of a fractional share interest in FUNC Common Stock will be treated as received for such fractional share interest and, provided the fractional share would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in the Signet Common Stock allocable to the fractional share interest.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us under the captions "SUMMARY -- Certain Federal Income Tax Consequences" and "THE MERGERS -- Certain Federal Income Tax Consequences" and elsewhere in the Proxy Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

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Signet Banking Corporation
September 30, 1997
Page 2

     This opinion may not be applicable to special situations, such as Signet stockholders who received their Signet Common Stock upon the exercise of employee stock options or otherwise as compensation, that hold their Signet Common Stock as part of a "straddle" or "conversion transaction," or that are insurance companies, securities dealers, financial institutions or foreign persons.

                                         Very truly yours,

                                         WACHTELL, LIPTON, ROSEN & KATZ

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